FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc. David Johnson VP & Chief Financial Officer 262-631-6600	Cynthia Georgeson VP - Worldwide Communication 262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES FISCAL 2007 FOURTH QUARTER AND FULL YEAR RESULTS

RACINE, WISCONSIN, November 16, 2007…… Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced increased net sales and earnings for the 2007 fiscal fourth quarter and full year. Net sales for the seasonally slow fourth quarter ended September 28, 2007 were $87.7 million, an increase of 9 percent compared to $80.3 million for the prior year quarter.  Net income for the quarter was $1.5 million ($0.16 per diluted share) versus a net loss of $0.9 million ($0.10 per diluted share) for the prior year quarter.  For the full year, the Company reported record annual net sales of $432.1 million compared to $395.8 million for fiscal 2006, representing 9 percent growth year-over-year.  Net income for the year was $9.2 million ($1.00 per diluted share), a 6 percent increase compared to $8.7 million in the prior year.

FOURTH QUARTER RESULTS
While fourth quarter results historically reflect a loss due to the slowing of sales and production of the Company’s seasonal outdoor recreation products, innovation and growth in key markets continued to drive growth in the Company’s core consumer brands during the quarter.  Key changes for the quarter included:

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Marine Electronics Group revenues surged 30.4 percent ahead of last year’s fourth quarter on the strength of HUMMINBIRD® SIDE-IMAGING™ technology and MINN KOTA® TERROVA™ which is the Company’s most successful trolling motor launch in its history.

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Diving revenues were 15 percent ahead of last year driven by strong market response to UWATEC® GALILEO™, the next-generation diving computer; the addition of SEEMANN™ SUB, acquired in April 2007, which added $2.3 million to Diving net sales during the quarter; and favorable currency translation of $0.7 million.

■	Watercraft revenues compared unfavorably to last year’s record fourth quarter due largely to a shift in customer order pacing versus the prior year.

■	Outdoor Equipment revenues decreased 25 percent due to anticipated declines in military tent sales and $3.1 million of non-repeatable specialty market sales in the prior year quarter.

Total Company operating profit of $1.8 million in the fourth quarter compared favorably to an operating loss of $0.7 million in the same period last year.  Operating profit improvement was due to increased sales volume and the recovery of $2.9 million related to a prior year flood.

The Company reported net earnings during the seasonally slow fourth quarter of $1.5 million, or $0.16 per diluted share, a $2.4 million improvement over the net loss of $0.9 million, or $0.10 per diluted share, in the prior year quarter.

FULL YEAR RESULTS
Total Company net sales were a record $432.1 million, a 9 percent increase over $395.8 million in the prior year.  Key factors impacting the year-over-year sales results included:

■	Strong new product introductions and marketing programs in Marine Electronics which drove a 20 percent increase in group net sales over the previous year.
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Stabilization and growth in Europe, a successful new diving computer launch, the addition of SEEMANN™ SUB and favorable currency translation together contributed to a 13 percent increase in Diving net sales year-over-year.

■	Favorable response to new paddle sport innovations and double-digit growth in key international markets led to a 3 percent increase in Watercraft sales for the year.
■	Outdoor Equipment revenues compared unfavorably to last year due to the expected slow-down in military tent sales, and to non-repeatable specialty market sales of $6.8 million in the prior year.

Operating profit for the year was $17.9 million compared to $20.6 million in 2006. Key factors driving the year-over-year changes in operating profit included:

■	A one-time $4.4 million settlement payment in Watercraft partially offset by increased paddle sport brand sales.
■	The recovery of $2.9 million in flood-related costs.
■	The anticipated 21 percent decline in military sales.
■	Sales growth in Marine Electronics which was partially off-set by lower margins due to increased labor costs to continue to meet high new product demand.
■	Corporate investments of $2.0 million in strategic profitable growth initiatives.

Net income was $9.2 million, or $1.00 per diluted share, versus net income of $8.7 million, or $0.95 per diluted share, in the prior year.

“Our strategic growth plan is generating outstanding topline momentum through continuous innovation, targeted acquisitions and geographic expansion as new products, new brands and European growth were key drivers of increased fiscal 2007 revenues,” observed Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors Inc.  “Importantly, this year we invested in building capability to deliver sustained profitable growth in the future.  An in-depth look at the outdoor recreational universe helped focus and prioritize opportunities to expand our footprint in the marketplace.  Innovative new media and marketing efforts cultivated enhanced customer and consumer relationships.  And, supply chain optimization analyses revealed how to better leverage assets and significantly improve profitability going forward.”

Further commenting, Ms. Johnson-Leipold said: “Our decision to return profits to our shareholders thru quarterly dividends is a strong indication of the confidence we have in the future performance of this Company, and demonstrates our commitment to enhanced shareholder value.  I am more excited than ever by the future of Johnson Outdoors. ”

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 18 percent at the end of the year versus 17 percent at September 29, 2006.  Debt, net of cash, was $3.6 million at year-end.   Depreciation and amortization was $9.4 million year-to-date compared with $9.2 million in the prior year.   Capital spending totaled $13.4 million in 2007 compared with last year’s $8.9 million.

“Our businesses are on an accelerated growth curve, and our focus is on strengthening operations and streamlining business processes to manage growth more efficiently. Acquisitions have not added complexity; however, they have contributed to higher inventory and working capital levels, along with record-level market demand for our products.  Going forward, we look to further leverage assets to grow profits faster than sales in the future.” said David Johnson, Vice-President and Chief Financial Officer   “Our focus on enhanced tax planning and management helped net a twelve point reduction in our effective tax rate, from 44.7 percent last year to 32.6 percent in 2007, with the expectation for this to return to a normalized level in the high thirty percent range next year.   Importantly, we end the year with a strong cash position and a debt level that gives us the ability and flexibility needed to successfully execute our strategic growth plans.”

INNOVATION UPDATE
Johnson Outdoors delivers award-winning, meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights, with new products representing more than 30 percent of total Company net sales in 2007.  Strong new product growth continues to bolster the Company’s already robust existing brands and differentiate the Company in the industry.  Notable award-winning products this year include, among others:

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Necky® Chatham™ 16, a long-distance composite kayak with a full-chined hull providing superior stability, maneuverability and performance in calm or rough waters, was selected a “best of adventure gear” winner by National Geographic Adventure and named “gear of the year” kayak by Men’s Journal.

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Eureka!® N!ergy™, the first wired tent with its own E!Power battery pack that brings the comforts of home to the backyard or backwoods, was named one of camping’s “best of the year” by Reserve America.

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Cannonlink® System Module, which controls multiple downriggers from one central HUMMINBIRD® Fishing System, received the prestigious 2007 Innovation Award for Consumer Electronics and Software from the National Marine Manufacturers Association (NMMA.)

WEBCAST
The Company will host a conference call and audio web cast on Friday, November 16, 2007 at 11:00 a.m. Eastern Time.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay will also be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 66699602.  The replay will be available through November 23, 2007 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky®  kayaks; Lendal™ paddles; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird®, Bottom Line® and Fishin’ Buddy® fishfinders; SCUBAPRO®UWATEC® and Seemann™ dive equipment; Silva® compasses and digital instruments; and Eureka!® tents.  The Company has operations in 17 countries, employs 1,400 people and reported revenues of $432.1 million in fiscal 2007.

Visit Johnson Outdoors online at www.JohnsonOutdoors.com.

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan,  including its focus on innovation; actions of and disputes with companies that compete with the Company, including those related to intellectual property matters; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	Sept 28 2007	Sept 29 2006	Sept 28 2007	Sept 29 2006
Net sales	$87,666	$80,314	$432,060	$395,790
Cost of sales	52,211	46,274	257,177	230,574
Gross profit	35,455	34,040	174,883	165,216
Operating expenses	33,625	34,784	156,944	144,591
Operating profit (loss)	1,830	(744)	17,939	20,625
Interest expense, net	762	910	4,424	4,485
Other expense (income), net	463	(85)	(193)	376
Income (loss) before income taxes	605	(1,569)	13,708	15,764
Income tax expense (benefit)	(880)	(645)	4,474	7,049
Net income (loss)	$1,485	$(924)	$9,234	$8,715
Basic earnings (loss) per common share:	$0.16	$(0.10)	$1.02	$0.97
Diluted earnings (loss) per common share:	$0.16	$(0.10)	$1.00	$0.95
Diluted average common shares outstanding	9,236	9,001	9,254	9,161
Segment Results
Net sales:
Marine electronics	$33,040	$25,341	$198,050	$164,472
Outdoor equipment	9,369	12,481	55,863	65,948
Watercraft	18,688	19,241	90,304	87,302
Diving	26,769	23,270	88,679	78,473
Other/eliminations	(200)	(19)	(836)	(405)
Total	$87,666	$80,314	$432,060	$395,790
Operating profit (loss):
Marine electronics	$1,374	$870	$22,933	$21,583
Outdoor equipment	2,783	1,142	8,464	8,236
Watercraft	(2,213)	(1,989)	(6,307)	(2,573)
Diving	3,164	2,426	6,933	5,604
Other/eliminations	(3,278)	(3,193)	(14,084)	(12,225)
Total	$1,830	$(744)	$17,939	$20,625
Balance Sheet Information (End of Period)
Cash and short-term investments			$39,232	$51,689
Accounts receivable, net			57,605	52,844
Inventories, net			88,833	63,828
Total current assets			204,951	184,897
Total assets			319,679	284,226
Short-term debt			32,800	17,000
Total current liabilities			99,055	74,650
Long-term debt			10,006	20,807
Shareholders’ equity			200,165	180,881